Exhibit 10.1
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SEPARATION AGREEMENT
     This Separation Agreement (“Agreement”) is made by and between Robert S. Singer (“Employee”) and ABERCROMBIE & FITCH CO., a Delaware corporation (the “Company”) (hereinafter collectively “the parties”).
     WHEREAS, Employee has been employed by the Company as its President and Chief Operating Officer (and in this capacity holds other various positions with the Company and its affiliates) and is a member of the board of directors of the Company (the “Board”);
     WHEREAS, Employee’s employment is subject to an employment agreement between him and the Company dated May 11, 2004, as amended on April 11, 2005 (the “Employment Agreement”);
     WHEREAS, the parties acknowledge it is in their individual and mutual best interests for Employee to separate from service as an officer and employee of the Company effective August 31, 2005 and to resign from the Company’s Board prior to September 1, 2005, and such separation shall be treated as a termination of employment pursuant to Section 11(e) of the Employment Agreement;
     WHEREAS, the parties wish to define the terms and conditions of Employee’s separation from service with the Company;
     NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:
     1. Separation. The Company and Employee agree that Employee shall separate from service with the Company effective August 31, 2005 (the “Separation Date”), and such separation shall be a termination of employment pursuant to Section 11(e) of the Employment Agreement. On the Separation Date, Employee’s employment with the Company and all further compensation, remuneration, and eligibility of Employee under Company benefit plans shall terminate, except as otherwise provided in this Agreement or by applicable law. In addition, Employee agrees that this Agreement shall replace and supersede the Employment Agreement as of the Effective Date (as such term is defined in Paragraph 21 below) and, as of the Effective Date, the Employment Agreement shall be null and void and shall have no further force or effect.
     2. Resignation from Board of Directors and Other Positions. Effective August 31, 2005, Employee hereby resigns (i) from any position he may hold on the Company’s Board of Directors and (ii) as a director, trustee, officer, managing member and/or member, and from any and all other positions of any kind or type whatsoever, with the Company and any and all of its subsidiaries and affiliates.

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     3. Separation Payments and Benefits. In connection with his separation of service from the Company, Employee shall be entitled to receive the following:
          (a) His unpaid base salary through the Separation Date, payable within 30 days of the Effective Date;
          (b) Any other compensation which has been earned, accrued or is owing, under the terms of the applicable plan, program or practice, to Employee as of the Separation Date but not paid, including, without limitation, any incentive awards under the Company’s Incentive Compensation Performance Plan (“Bonus Plan”), payable within 30 days of the Effective Date;
          (c) Any amounts which Employee had previously deferred (including any interest earned or credited thereon), pursuant to the Company’s 401(k) Plan (payable in accordance with the terms of the plans) and the Company’s Nonqualified Savings and Supplemental Plan (payable no earlier than the date that is six (6) months after the Separation Date (or, if earlier, his date of death), and no later than ten (10) business days thereafter);
          (d) Reimbursement of unpaid business expenses incurred in connection with Employee’s duties and responsibilities and in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation, payable within 30 days of the date the Company receives the appropriate documentation;
          (e) $364,500 representing Employee’s pro rata Fall 2005 cash and stock based incentive compensation, payable within 30 days of the Effective Date;
          (f) Employee’s current base salary and target bonus (calculated for this purpose at 100% of his current base salary) that would have been paid for the period beginning on the Separation Date and ending on May 17, 2007 (the “Severance Period”), payable within 30 days of the Effective Date;
          (g) the Abercrombie & Fitch Co. Supplemental Executive Retirement Plan II dated May 17, 2004 (the “SERP”) is hereby terminated and, in satisfaction of all benefits thereunder, Employee will be paid in a lump sum payment, no later than December 31, 2005, the present value of the annuity payable to him beginning at age 57, determined using the actuarial assumptions specified in the SERP;
          (h) The Company shall pre-pay, by November 1, 2005, the remaining term life insurance premiums with respect to Employee’s $8,000,000 death benefit for the Severance Period;
          (i) all outstanding stock options held by Employee as of the Separation Date shall vest on the Separation Date and shall remain exercisable beginning on the Effective Date for their full term, as set forth on Appendix A of this Agreement;

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          (j) all outstanding restricted shares and any other equity grants held by Employee as of the Separation Date shall vest on the Separation Date and be deposited in Employee’s brokerage account, net of tax withholding, no later than the Effective Date, as set forth on Appendix A of this Agreement;
          (k) $40,000 grossed-up for taxes (using a effective tax rate of 43.45%) in satisfaction of the Company’s obligation to continue Employee’s welfare benefits that he otherwise would have been entitled to during the Severance Period, payable within 30 days of the Effective Date;
          (l) $488,685 in satisfaction of the Company’s obligation to provide Employee with the benefits that Employee would have received had he been a participant during the Severance Period in the Company’s pension benefit plans, programs and arrangements in which he was participating immediately prior to the Separation Date, including without limitation any employer contributions that would have been made during the Severance Period under the terms of the applicable plans, no later than December 31, 2005;
          (m) three (3) weeks unused vacation up through the Separation Date, payable within 30 days of the Separation Date; and
          (n) the Company agrees to reimburse Employee for his reasonable legal fees incurred in connection with this Agreement, but not to exceed $20,000.
     4. Transition Payments and Benefits. In addition to Paragraph 3 above, Employee shall be entitled to:
          (a) one first-class round trip air travel for him and his spouse from Ohio or New York to Milan, Italy, to be used on or before December 31, 2005;
          (b) use of aircraft owned or leased by the Company for 3 round trips from Columbus, Ohio to New York City for him and his spouse air travel , and the Company agrees to reimburse Employee for his increased income taxes incurred as a result of the use of such aircraft, to be used on or before December 31, 2005 (for the avoidance of doubt, the 3 round trips do not include Employee’s air travel from California scheduled for September 5, 2005, which has been previously approved by the Company);
          (c) purchase (which closing of title shall take place, and Employee shall have vacated such residence, no later than December 15, 2005) of his Columbus, Ohio residence by the Company for an amount equal to the sum of (x) the purchase price of such residence plus (y) an additional amount (not to exceed $500,000) representing the cost of capital improvements made to such residence, as evidenced by written documentation;
          (d) all reasonable costs for packing, shipping and temporary storage of his household goods located at his Columbus, Ohio residence to New York City and Milan;

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          (e) payment of $40,000 grossed-up for taxes (using a effective tax rate of 43.45%), payable prior to December 31, 2005, representing New York City housing allowance;
          (f) the Company reimbursing Employee for the remaining lease payments on his two cars located in Ohio; and
          (g) continued use of a personal assistant chosen by the Company through December 31, 2005.
     5. No Mitigation. None of the foregoing benefits provided in Paragraphs 3 or 4 shall (i) be subject to any mitigation obligation on Employee’s part, or (ii) be terminated or diminished if Employee should accept other employment after the Separation Date, otherwise in accordance with this Agreement.
     6. Securities and Tax Considerations.
          (a) Internal Revenue Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the parties hereby agree that it is the intention that any payments or benefits provided under this Agreement comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and any guidance issued thereunder, and this Agreement be interpreted accordingly. In addition, in the event that additional guidance with respect to Section 409A of the Code becomes available, the Company agrees that, upon Employee’s reasonable request, it will amend this Agreement solely to the extent necessary and appropriate to avoid adverse tax consequences pursuant to Section 409A of the Code. The Company agrees that it shall not do anything to cause Employee to become subject to any penalty or additional taxes under Section 409A of the Code with respect to any Company compensation or benefits. In addition, the Company agrees that it shall take all necessary action so that Employee never becomes subject to any penalty or additional taxes under Section 409A of the Code with respect to any Company compensation or benefits.
          (b) The Company agrees to cooperate as reasonably necessary and appropriate with respect to any equity compensation instructions issued by Employee’s broker or authorized representative, subject in all respects to applicable federal, state, local or self regulatory entity securities laws, rules and/or regulations.
     7. Employee Covenants.
          (a) Unauthorized Disclosure. Employee shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by Employee without the prior written consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an executive officer of the Company, of any confidential information relating to the business or prospects of the Company including, but not limited to, any

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confidential information with respect to any of the Company’s customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices, litigation strategies or defenses, and plans for new business concepts;, except (i) to the extent disclosure is or may be required by law, by a court of law or by any governmental agency or other person or entity with apparent jurisdiction to require him to divulge, disclose or make available such information or (ii) in confidence to an attorney or other advisor for the purpose of securing professional advice concerning Employee’s personal matters provided such attorney or other advisor agrees to observe these confidentiality provisions. Unauthorized Disclosure shall not include the use or disclosure by Employee, without consent, of any information known generally to the public or known within the Company’s trade or industry (other than as a result of disclosure by him in violation of this Paragraph 7(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.
          (b) Non-Competition. During the Non-Competition/No-Raid Period described below, Employee shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise) the following companies: American Eagle Outfitters, Gap Inc., J Crew, Aero Postale or Limited Brands, or any of their affiliates in substantially the same markets and market segments as the foregoing companies; provided, however, that the “beneficial ownership” (as that term is defined in Rule 13d-3 under the Exchange Act) by Employee after his termination of employment with the Company, either individually or as a member of a “group” for purposes of Section 13(d)(3) under the Exchange Act and the regulations promulgated thereunder, of not more than two percent (2%) of the voting stock of any of these corporations which are publicly held shall not be a violation of this Agreement.
          (c) Non-Solicitation. During the Non-Competition/No-Raid Period described below, Employee shall not, either directly or indirectly, alone or in conjunction with another person, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who at any time was an employee, customer or supplier of the Company, its subsidiaries and/or affiliates or otherwise had a business relationship with the Company, its subsidiaries and/or affiliates.
          (d) Non-Competition/No-Raid Period. For purposes of this Agreement, the “Non-Competition/No-Raid Period” means the one-year period immediately following the Separation Date.
          (e) Remedies. Employee agrees that any breach of the terms of this Paragraph 7 or of Paragraph 9 of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Employee and/or any and all persons and/or entities acting for and/or with Employee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this

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Paragraph 7(e) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to the recovery of damages from Employee. Employee and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable. The provisions of this Paragraph shall survive any termination of this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Paragraph 7(a); provided, however, that this paragraph shall not, in and of itself, preclude Employee from defending himself against the enforceability of the covenants and agreements of Paragraph 7(a). The Company hereby waives any right it might have to claim that Employee should be precluded from accepting employment or otherwise providing services on the basis that such employment or performance of services will inevitably result in unauthorized disclosure in violation of Paragraph 7(a); this waiver shall not preclude the Company from asserting any claim for damages it may have for a violation of Paragraph 7(a), nor from seeking equitable relief to enjoin Employee from making actual disclosures in violation of Paragraph 7(a).
     8. Indemnification.
          (a) The Company agrees that if Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of the Proceeding is Employee’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Employee shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith, and such indemnification shall continue as to Employee even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Employee’s heirs, executors and administrators. The Company shall advance to Employee all costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled by law to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of

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any such advance except to the extent Employee is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction realized by him for the repayment.
          (b) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Employee under Paragraph 8(a) above that indemnification of Employee is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Employee has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that Employee has not met the applicable standard of conduct.
          (c) The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Employee, until such time as actions against Employee are no longer permitted by law, with terms and conditions no less favorable than the most favorable coverage then applying to any other senior level executive officer or director of the Company.
     9. Cooperation and Non-Disparagement. Neither Employee nor any officer, director or any other authorized spokesperson of the Company shall state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in its/his market and community at large. Employee shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of Employee, and the Company agrees to reimburse Employee for reasonable costs and expenses incurred as a result thereof. Employee agrees that he will not speak or communicate with any party or representative of any party, who is known to Employee to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless given express permission to do so by the Company, or is otherwise compelled by law to do so, and then only after advance notice to the Company. Additionally, for a period of one year following the Separation Date, Employee agrees to be bound by and follow the same standards and duty of loyalty to the Company as are required of the Company’s employees and officers, except that Employee may engage in other employment or business-related activities so long as such activities do not violate Paragraph 7 of this Agreement.
     10. Certain Additional Payments.
          (a) In the event it shall be determined that any payment, benefit or distribution of any type to or for the benefit of Employee by the Company, any of its affiliates, or any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable, received or receivable, or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or would be

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subject to the excise tax imposed by Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments (not including the Gross-Up Payment).
          (b) All determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and any amounts relevant to the last sentence of Paragraph 10 (a) above, shall be made by an independent accounting firm selected by the Company from among the largest four accounting firms in the United States (the “Accounting Firm”). Unless Employee agrees otherwise in writing, the Accounting Firm cannot during the two years preceding the date of its selection have acted in any way on behalf of the Company or any of its affiliates. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations, regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and Employee, at such time as is requested by the Company or Employee (if Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it may be determined that the Company should have made Gross-Up Payments (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayment”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of Employee. In the case of an Overpayment, Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment. Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
     11. Release of All Claims.
          (a) Release of Company by Employee. In consideration of the receipt of the sums and covenants stated herein, Employee does hereby, on behalf of himself, his heirs, administrators, executors, agents, and assigns, forever release, requite, and discharge the Company and its agents, parents, subsidiaries, affiliates, divisions, officers, directors, employees, predecessors, successors, and assigns (“Released Parties”), from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law,

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equity or otherwise, which Employee has ever had, now has, or may hereafter have against said Released Parties for or on account of any matter, cause or thing whatsoever which has occurred prior to the date of his signing this Agreement. This release of claims includes, without limitation of the generality of the foregoing, any and all claims which are related to Employee’s employment with the Company and his resignation from his officer position and his employment on August [31]. 2005, and his resignation from the Board on or before September 1, 2005; and any and all rights which Employee has or may have had under the following laws: Title VII of the Civil Rights Act of 1964, as amended by the Equal Employment Opportunity Act of 1972, the Civil Rights Act of 1991; Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq.; the Americans With Disabilities Act; the Age Discrimination in Employment Act, as amended; Ohio Revised Code Section 4112.01 et seq.; and all other federal, state, and local statutes, regulations or public policies, as well as the laws of contract, torts, and all other subjects; provided, however, that nothing herein shall be deemed to affect any rights of Employee under this Agreement or to any pension, employee welfare benefits, stock options, or restricted shares which were vested on or prior to the Separation Date or Effective Date, as applicable, and pursuant to this Agreement; and provided further that nothing herein shall be deemed to affect any rights of Employee to indemnity for liabilities incurred for acts taken in good faith in the course and scope of employment with the Company and for such acts otherwise covered under the terms and conditions of Directors and Officers liability insurance maintained by Company during the employment of Employee.
          (b) Age Discrimination Claims and Older Worker’s Benefit Protection Act Terms. Employee specifically acknowledges that the release of his claims under this Agreement includes, without limitation, waiver and release of all claims against the Company and Released Parties under the federal Age Discrimination in Employment Act (“ADEA”), and Employee further acknowledges and agrees that:
i.	Employee waives his claims under ADEA knowingly and voluntarily in exchange for the commitments made herein by the Company, and that certain of the benefits provided thereby constitute consideration of value to which Employee would not otherwise have been entitled;

ii.	Employee was and is hereby advised to consult an attorney in connection with this Agreement;

iii.	Employee has been given a period of 21 days within which to consider the terms of this Agreement;

iv.	Employee may revoke his signature on this Agreement for a period of 7 days following his execution of this Agreement, rendering the Agreement null and void;

v.	this Agreement is written in plain and understandable language which Employee fully understands; and

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vi.	this Agreement complies in all respects with Section 7(f) of ADEA and the waiver provisions of the federal Older Worker Benefit Protection Act.
          (c) Release of Employee by Company. The Company does hereby, on behalf of itself and its agents, parents, subsidiaries, affiliates, divisions, officers, directors, employees, predecessors, successors and assigns, forever release, requite, and discharge Employee and his heirs, administrators, executors, agents and assigns, from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which the Company ever had, now has, or may hereafter have against Employee for or on account of any matter, cause or thing whatsoever which has occurred prior to the date of Employee’s signing this Agreement; provided, however, that nothing herein shall be deemed to release or affect any rights of the Company pursuant to this Agreement.
     12. Complete and Absolute Defense. This Agreement constitutes, among other things, a full and complete release of any and all claims released by either party, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. The parties expressly and knowingly waive their respective rights to assert any claims against the other which are released hereunder, and covenant not to sue the other party or Released Parties based upon any claims released hereunder. The parties further represent and warrant that no charges, claims or suits of any kind have been filed by either against the other as of the date of this Agreement.
     13. Non-Admission. It is understood that this Agreement is, among other things, an accommodation of the desires of each party, and the above-mentioned payments and covenants are not, and should not be construed as, an admission or acknowledgment by either party of any liability whatsoever to the other party or any other person or entity.
     14. Return of Property. Employee agrees that on or before his Separation Date or as soon as feasible thereafter, he shall promptly return to the Company all Company documents and property in his possession or control including, but not limited to, Personal Computer(s) and all Software, Security Keys and Badges, Price Lists, Supplier and Customer Lists, Files, Reports, all correspondence both internal and external (memo’s, letters, quotes, etc.), Business Plans, Budgets, Designs, and any and all other property of the Company; and the Company shall promptly return to Employee his personal property and files.
     15. Knowing and Voluntary Execution. Each of the parties hereto further states and represents that he or it has carefully read the foregoing Agreement, consisting of 13 pages, and knows the contents thereof, and that he or it has executed the same as his or its own free act and deed. Employee further acknowledges that he has been and is hereby advised to consult with an attorney concerning this Agreement and that he had adequate opportunity to seek the advice of legal counsel in connection with this Agreement. Employee also acknowledges that

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he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.
     16. Executed Counterparts. This Agreement may be executed in one or more counterparts, and any executed copy of this Agreement, including by facsimile, shall be valid and have the same force and effect as the originally-executed Agreement.
     17. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio.
     18. Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the Company.
     19. Assignability. Employee’s obligations and agreements under this Agreement shall be binding on Employee’s heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may assign this Agreement or any of its rights or obligations arising hereunder to any party, as part of a sale of substantially all of its assets or other significant change of control.
     20. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof, and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter hereof.
     21. Effective Date. This Agreement will become effective on the eighth day following signature by Employee, unless sooner revoked by Employee by written revocation delivered to the Company’s Chief Executive Officer.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned has hereto set his hand this 31st day of August, 2005.
WITNESSED:

/s/ Gretchen Harders	/s/ Robert S. Singer
ROBERT S. SINGER

/s/ Howard Pianko
     IN WITNESS WHEREOF, the undersigned has hereto set its hand this 31st day of August, 2005.

WITNESSED:	ABERCROMBIE & FITCH CO.

/s/ Todd Maginy	By:	/s/ Edward F. Limato

	Its:	Chairman, Compensation Committee

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APPENDIX A

	ORIGINAL	SHARES	GRANT DATE	EXERCISE	TERM
	GRANT	REMAINING (as of		PRICE
		Separation date)
RESTRICTED STOCK	20,000	14,000	5/17/2004
	23,077	20,770	2/15/2005
	56,000	56,000	3/11/2005
	12,000	10,800	8/19/2005
STOCK OPTIONS	150,000	112,500	5/17/2004	34.34	5/17/2014
	56,000	56,000	3/11/2005	57.50	3/11/2015